EXHIBIT 20.2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
of Global Genomics Capital, Inc.

          We have audited the accompanying balance sheets of Global Genomics Capital, Inc., a California corporation (a development stage enterprise) as of December 31, 2001 and 2000, and the related statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2001 and from the period from inception (May 23, 2000) to December 31, 2000 and the period from inception (May 23, 2000) to December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Blizzard Genomics, Inc., a 40% owned equity investment, whose assets reflect 100% and 97%, of the total assets, as of December 31, 2001 and 2000, respectively. Those statements were audited by other auditors, Silverman Olson Thorvilson & Kaufmann Ltd, whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Blizzard Genomics, Inc., is based solely on the reports of the other auditors.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Global Genomics Capital, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and from the period from inception (May 23, 2000) to December 31, 2000 and from inception (May 23, 2000) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ GOOD SWARTZ BROWN & BERNS LLP

Good Swartz Brown & Berns LLP Los Angeles, California March 26, 2002 (except for Note 8, as to which the date is May 10, 2002)

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

DECEMBER 31, 2001 AND 2000

	2001	2000

ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$999	$4,827
Other Receivable	—	40,000
Prepaid Expenses	—	7,060

TOTAL CURRENT ASSETS	999	51,887
Investment in Blizzard Genomics	1,336,076	1,630,577

TOTAL ASSETS	$1,337,075	$1,682,464

LIABIALITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$28,726	$117,700
Interest Payable	40,568	7,121
Notes Payable	875,000	625,000

TOTAL CURRENT LIABILITIES	944,294	749,821
SHAREHOLDERS’ EQUITY
Preferred Stock: No Par Value;
Authorized 1,000,000 shares; Issued and Outstanding 27,314 Shares	546,273	546,273
Common Stock: No Par Value;
Authorized 20,000,000 shares; 9,709,353 and 9,456,019 Shares Issued and Outstanding as of December 31,2001 and 2000, respectively	820,785	637,227
Additional Paid in Capital	841,553	2,073
Deficit Accumulated During the Development Stage	(1,815,830)	(252,930)

TOTAL SHAREHOLDERS’ EQUITY	392,781	932,643

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,337,075	$1,682,464

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001
FOR THE PERIOD FROM INCEPTION (MAY 23, 2000) TO DECEMBER 31, 2000 AND 2001

	December 31,		Period From Inception (May 23, 2000) to December 31, 2001

	2001	2000

REVENUE	$—	$—	$—
COSTS AND OPERATING EXPENSES:
General and Administrative Expenses	535,123	146,672	681,795
Consulting Fees	519,857	33,000	552,857
Accounting and Legal Fees	180,108	74,310	254,418

TOTAL COSTS AND OPERATING EXPENSES:	1,235,088	253,982	1,489,070

LOSS BEFORE OTHER INCOME (EXPENSES)	(1,235,088)	(253,982)	(1,489,070)
Equity Losses from Blizzard Genomics	(294,502)	—	(294,502)
Interest Income	37	8,173	8,210
Interest Expense	(33,347)	(7,121)	(40,468)

TOTAL OTHER INCOME (EXPENSES)	(327,812)	1,052	(326,760)

NET LOSS	$(1,562,900)	$(252,930)	$(1,815,830)

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENT OF SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION (MAY 23, 2000) TO DECEMBER 31, 2001

	Preferred Stock		Common Stock		Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total Shareholders’ Equity

	Shares	Amount	Shares	Amount

Balance at inception	—	$—	—	$—	$—	$—	$—
Sale of Preferred Stock; $20 per Share;
August 2000	27,314	546,273	—	—	—	—	546,273
Sale of Common Stock; $.01 per Share;
Founders Shares: August - September 2000	—	—	8,722,686	87,227	2,073	—	89,300
Sale of Common Stock; $.75 per Share
November 2000	—	—	733,333	550,000	—	—	550,000
Net Loss	—	—	—	—	—	(252,930)	(252,930)
Balance at December 31, 2000	27,314	546,273	9,456,019	637,227	2,073	(252,930)	932,643

Sale of Common Stock; $.75 per Share;
January 2001	—	—	26,667	20,000	—	—	20,000
Sale of Common Stock; $.75 per Share;
March 2001	—	—	26,667	20,000	—	—	20,000
Conversion of Liability to Common Stock;
$.75 per Share; November 2001	—	—	60,000	45,000	—	—	45,000
Conversion of Liability for Legal Services to Common Stock;
$.59 per Share; November 2001	—	—	40,000	23,558	—	—	23,558
Conversion of Liability for Wages to Common Stock;
$.75 per Share; November 2001		—	100,000	75,000	—	—	75,000
Conversion of Liability to Related Party for Consulting Services and Rent to 599,7015 Year Stock Warrants Converted at $.75 per Share Exercisable at $.01 per Share; November 2001	—	—	—	—	461,026	—	461,026
Conversion of Liability to Former Officer for Unpaid Wages for 125,000, 5 Year Stock Warrants Converted at $.80 per Share Exercisable at $.01 per Share; November 2001	—	—	—	—	100,205	—	100,205
Conversion of Liability to Former Officer for Unpaid Wages for 175,000, 5 Year Stock Warrants Converted at $.73 per Share Exercisable at $.01 per Share; November 2001	—	—	—	—	128,249	—	128,249
Conversion of Liability to Legal Counsel for Services Rendered for 250,000, 5 Year Stock Warrants Converted at $.75 per Share Exercisable at $.01 per Share; November 2001	—	—	—	—	150,000	—	150,000
Net Loss						(1,562,900)	(1,562,900)
Balance at December 31, 2001	27,314	$546,273	9,709,353	$820,785	$841,553	$(1,815,830)	$392,781

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2001
FOR THE PERIOD FROM INCEPTION (MAY 23, 2000) TO DECEMBER 31, 2000 AND 2001

	December 31,		Period From Inception (May 23, 2000) to December 31, 2001

	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,562,900)	$(252,930)	$(1,815,830)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Equity Losses from Blizzard Genomics	294,502	—	294,502
Fair Value of Equity Granted in Noncash Transactions	983,037	—	983,037
Changes in Assets and Liabilities Which Affect
Net Income
Other Receivable	40,000	(40,000)	—
Prepaid Expenses	7,060	(7,060)	—
Accounts Payable and Accrued Expenses	(88,974)	117,700	28,726
Interest Payable	33,447	7,121	40,568

NET CASH USED IN OPERATING ACTIVITIES	(293,828)	(175,169)	(468,997)
CASH FLOWS USED IN INVESTING ACTIVITIES
Investment in Blizzard Genomics	—	(1,630,577)	(1,630,577)

NET CASH USED IN INVESTING ACTIVITIES	—	(1,630,577)	(1,630,577)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Notes Payable	250,000	625,000	875,000
Proceeds from the Issuance of Common Stock	40,000	639,300	679,300
Proceeds from the Issuance of Preferred Stock	—	546,273	546,273

NET CASH PROVIDED BY FINANCING ACTIVITIES	290,000	1,810,573	2,100,573

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,828)	4,827	999
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	4,827	—	—

CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	$999	$4,827	$999

Supplemental Disclosures of Cash Flows Information Cash Paid During the Period
Interest	$—	$—	$—

Income Taxes	$—	$—	$—

Non Cash Transactions

The Company Converted $45,000 of Liabilities into 60,000 Shares of Common Stock

The Company Converted $23,558 of Legal Fees into 40,000 Shares of Common Stock

The Company Converted $75,000 of Consulting Fees into 100,000 Shares of Common Stock

The Company Converted $461,026 of Consulting Fees and Rental Charges into 599,701 5 Year Stock Warrants Exercisable at $.01 per Share

The Company Converted $228,454 of Wages to Former Company Officers into 300,000 5 Year Stock Warrants Exercisable at $.01 per Share

The Company Converted $150,000 of Legal Fees into 250,000 5 Year Stock Warrants Exercisable at $.01 per Share

See accompanying notes.

GLOBAL GENOMICS CAPITAL, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO THE FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2001
FOR THE PERIOD FROM INCEPTION (MAY 23, 2000) TO DECEMBER 31, 2000 AND 2001

NOTE 1 – BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company:

Global Genomics Capital, Inc. (“GGC” or the “Company”) is a development stage enterprise incorporated in the state of California in 2000. The Company is principally engaged in the investing in and acquiring of genomics companies that will bring healthcare products driven by genomic technologies into the marketplace and reinventing drug development. The Company has one investment as of December 31, 2001, see Note 2, subsequent to December 31, 2001, the Company acquired an equity interest in a second entity (see note 8).

Future Operations:

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has experienced net losses of approximately $1,800,000 from its inception and has provided no cash from operations.  In view of the matters described above, recoverability of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to continue to meet its financing requirements and to succeed in its future operations.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Use of Estimates:

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Risks and Uncertainties:

GGC’s future profits are substantially dependent upon the genomic companies invested in and their ability to generate income.

Income Taxes:

Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.”  Under this approach, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end.  A valuation allowance is recorded against deferred tax assets as management does not believe the Company has met the “more likely than not” realization standard imposed by SFAS No. 109 to allow recognition of such an asset.

Cash and Cash Equivalents:

Cash and cash equivalents consist primarily of funds invested in short-term interest-bearing accounts.  GGC considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.

Equity Method Investment:

At December 31, 2001 and 2000, the Company accounts for investments in businesses in which it owns more than 20 percent and less than 50 percent using the equity method, if the Company does not have the ability to control the investee.  Under the equity method, the investment balance, originally recorded at cost, is adjusted to recognize the Company’s share of net earning or losses of the subsidiary as they occur, limited to the extent of the Company’s investment in, advances to and commitments for the investee.

Accounting for Stock Based Compensation:

The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion (“APB”) No. 25 “Accounting for Stock Issued to Employees” to account for compensation expense for its stock-based employee compensation plan and to furnish the pro forma disclosures required under SFAS No. 123 “Accounting for Stock-Based Compensation”.   For stock issued to non-employees, the Company records the fair value of the equity granted in compliance with SFAS No. 123.

Recent Accounting Pronouncements:

On January 1, 2002, the Company adopted SFAS, No. 142, “Goodwill and Other Intangible Assets.”  The impact of this pronouncement on the Company’s financial statements has not been completely determined by management.

NOTE 2 - INVESTMENT IN BLIZZARD GENOMICS, INC.

Through a series of stock purchases, which concluded on December 27, 2000 the Company purchased a total of 40% of Blizzard Genomics, Inc. (“Blizzard”), for $1,630,577. Blizzard is developing exclusive and proprietary products for instrumentation, software and consumable supplies for the growing genomics industry. Blizzard technologies are applicable to drug development, gene discovery, toxicology, cancer detection, forensics and basic research.

The Company’s 40% interest in Blizzard is accounted for under the equity method.

At the date of acquisition, the Company’s investment in Blizzard exceeded its equity in the underlying net assets of Blizzard by $1,014,000.  This excess relates to developed technology, which management believes has alternative future uses.  Management believes that there is no impairment in its investment in Blizzard.  The Company will commence amortizing the excess purchase price once Blizzard enters its production phase.

Summarized financial information for Blizzard is as follows:

	December 31, 2001		December 31, 2000

	Total	Company’s Share	Total	Company’s Share

Current Assets	$947,622	$379,049	$1,549,370	$619,748
Other Assets	76,288	30,515	49,290	19,716
Current Liabilities	192,797	77,119	57,228	22,891
Other Liabilities	—	—	—	—
Net Assets	831,113	332,445	1,541,432	616,573
Net Loss	(736,255)	(294,502)	(303,724)	—	*

*	Blizzard operations were closed during the last week of December 2000 when the Acquisition was final. The Company did not recognize any portion of the 2000 loss.

NOTE 3 - NOTES PAYABLE

	December 31,

	2001	2000

Note entered into July 2000, with interest payable at a rate of 8% per annum. (1) See Note 8.	$200,000	$200,000
Note entered into November 2000, with no stated rate of interest, convertible upon acquisition by a public company. No defined maturity date. See Note 8.	250,000	250,000
Note entered into December 2000, with no stated rate of interest, convertible upon acquisition by a public company. No defined maturity date. See Note 8.	175,000	175,000
Notes entered into April 2001, with interest payable at a rate of 10% per annum. (2) See note 8.	250,000	—

	$875,000	$625,000

(1)

The July 2000 note for $200,000 matures at the discretion of the holder of the note on the later of October 2000 or upon the infusion of at least $6,000,000 of capital into the Company.  On April 3, 2002, the note was modified.  The principal and interest will be converted to Company stock immediately prior to the Merger with CytRx Corporation.  See Note 8.

(2)

The Company entered into an agreement on February 1, 2001 to be acquired by a public entity.  In April 2001, this entity entered into  financing agreements with the Company for $250,000 evidenced by Company debt instruments. Under the terms of the various notes, the notes were to mature in August 2001, however the notes contained a provision specifying that if the Company did not breach the terms of the note, it had the right to convert the principal and all accrued and unpaid interest into shares of Company common stock at its discretion.  The acquisition of the Company was eventually cancelled.

NOTE 4 – FEDERAL INCOME TAXES

The Company has available at December 31, 2001 and 2000 unused operating loss carry-forwards of approximately $1,520,000 and $250,000, respectively, which may be applied against future taxable income and which expire in various years through 2021.  The amount of and ultimate realization of the benefits from operating loss carry-forwards for income tax purposes is dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined.  Because of the uncertainty surrounding the realization of the loss carry-forwards the Company has established a valuation allowance equal to the amount of the tax effect of the loss carry-forwards and, therefore, no deferred tax asset has been recognized for the loss.  A portion of the carry-forwards may be lost if the Company merges (see Note 8).

The Company’s net deferred tax assets (using a federal rate of 34%) consisted of the following:

	December 31, 2001	December 31, 2000

Deferred Tax Assets	$516,800	$85,000
Deferred Tax Asset Valuation	(516,800)	(85,000)

Net Deferred Tax Assets	$—	$—

The difference between the reported net loss and the unused operating loss carry-forwards pertains to the permanent book to tax difference recognized by the Company on its carrying value of its investment in Blizzard.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company uses office space of an affiliated entity controlled by the Company’s Chairman.  The entity charged the Company in 2001, a one-time fee for the use of the space, administrative fees and services of the Chairman.  During the year ended December 31, 2001 and 2000, the affiliated entity billed the Company $536,000 and $0, respectively.  The amount billed to the Company was converted into 5 year warrants at $.75 per share, which are exercisable at $.01 per share to purchase common stock of the Company.

NOTE 6 – COMMITMENTS AND CONTINGENCIES:

Management believes that it has the option to convert its debt to equity upon its acquisition by a company whose stock is publicly traded on a major stock exchange.  However, if the Company is unable to reach agreeable terms on a conversion of debt to equity, it will actively seek to raise additional capital to repay the obligations (see Note 8).

NOTE 7 – SHAREHOLDERS’ EQUITY

Stock Option Plan:

In September 2000, the Company approved a qualified stock option plan the “Equity Ownership Plan of Global Genomics Capital, Inc.” (the “Plan”).  As of December 31, 2000, approximately 1,500,000 shares of common stock were reserved for future issuance under this plan.  The Plan allows for the Company to grant stock options to purchase shares of the Company’s authorized common stock for selected employees, directors of and consultants to the Company as determined by the Company’s Board of Directors. No options may be granted to any employee, director or consultant who, at the time such option is granted, owns shares of the Company’s outstanding capital stock of more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless the exercise price of such option is at least one hundred ten percent (110%) of the fair market value of the stock.  For individuals owning less than 10% of the aggregate voting shares options are generally priced at the fair value of stock on the date of grant.  Options generally vest monthly with unvested options held in escrow.

During the years ended December 31, 2001 and 2000 the following grants occurred:

•	Stock options for 680,000 shares of common stock, which are exercisable at $.43 per share, were issued in September 2000, which vest over a 21month period commencing December 2000.

•	Stock options for 250,000 shares of common stock, which are exercisable at $1.00 per share, were issued in March 2001 over a 21month period commencing April 2001.

Information relative to stock option activity is as follows (in thousands);

The following table summarizes information concerning activity associated with the Plan:

	Options	Weighted Average Exercisable Price

Options Outstanding at Inception	—	$—
Granted	680	0.43
Exercised	—	—
Cancelled	—	—

Options Outstanding at December 31, 2000	680	$0.43
Granted	250	1.00
Exercised	—	—
Cancelled	(930)	(0.58)

Options Outstanding at December 31, 2001	—	$—

All options associated with the Plan were cancelled by November 2001 as part of the Merger Agreement with CytRx Corporation (see Note 8).

Stock Based Compensation:

The Company applies APB no. 25, “Accounting for Stock Issued to Employees’, and related interpretations in accounting for the Plan.  Accordingly, no compensation expense would be recognized for its stock based compensation plan other than for the stock options granted to consultants.  Under SFAS No. 123 “Accounting for Stock-Based Compensation” management applied the Blacks Scholes pricing model to the various stock option grants and determined that there was no value associated with the grants, since the exercise price of the stock options on the date of grant exceeded the fair value of the Company’s common stock.   As such pro forma financial information is not provided.

Preferred Stock:

The Company authorized 1,000,000 shares of Preferred Stock of which 27,314 shares were issued and outstanding as of December 31, 2001 and 2000.  The preferred stock contains the following preferential items.

•	Liquidation preferences specifying that each holder of preferred stock receive an amount equal to $20 for each outstanding share of preferred stock plus all accrued and unpaid dividends.

•

The right to vote in all actions called by the Company’s Board of Directors, in matters which are other than usual and in the regular course of business, preferred stockholders ratification is needed for approval.

•	The holders of preferred stock have the right to convert each share of preferred stock into common stock on a one for one basis.

•	In the event of a Merger or acquisition, the preferred stock is automatically converted to common stock.

Non-Cash Equity Transactions:

The Company issued shares of its common stock and 5-year stock warrants in non-cash transactions.  Management recorded the cost associated with the non-cash equity transactions based on the value of the service provided.  Due to such transactions the Company expensed $983,000 and $0 as of December 31, 2001 and 2000 respectively.   The warrants issued as a result of certain non-cash transactions were 1,324,701, which encompassed the entire number of stock warrants outstanding as of December 31, 2001.  Of the 1,324,701 warrants outstanding at December 31, 2001, there were 50,000 granted for future legal services that the Company did not recognize any value associated with their issuance.

NOTE 8 – SUBSEQUENT EVENTS

On January 24, 2002, the Company obtained an approximate 5% interest in Psynomics, Inc., a development stage psychiatric company, for $900.  The Company previously incurred costs for legal fees and other expenses associated with the start-up costs of Psynomics.  Psynomics’ focus is two fold:

•	Identifying genes which cause common neuropsychiatic diseases such as bipolar disorder, schizophrenia and depression.

•	Developing diagnostic tests for the identified neuropsychiatic diseases.

On February 8, 2002, the Company gave notice to the lender of the April 2001 notes for $250,000, informing it of the Company’s intent to convert the principal and all accrued and unpaid interest, into shares of Company common stock.  On April 10, 2002, the Company came to terms with the lender whereby immediately prior to the effective time of the Merger with CytRx Corporation (see the following paragraph of this section) all outstanding principal and accrued interest due from the Company will convert into 480,769 shares of Company common stock, subject to the provisions in the last paragraph of this section.  If the Merger is not consummated by September 30, 2002, or if the Merger is abandoned, the Company will issue the holder a new promissory note which will be due and payable two years from the date of the new note or upon the receipt of any financing or proceeds from the sale of any assets of GGC.

On February 11, 2002, the Company entered into an agreement and plan of Merger with CytRx Corporation (CytRx), a publicly traded company (NASDAQNM: CYTR). The parties executed a definitive agreement and plan of Merger with the closing anticipated in July 2002. The transaction is contingent upon approval by the shareholders of both companies and other customary conditions. The terms of the Merger Agreement provide for CytRx to acquire all outstanding shares of the Company in return for the issuance of a maximum of approximately 9,963,000 shares of CytRx common stock.

On April 3, 2002, the Company reached a binding agreement with the holder of the July 2000 note payable, whereby immediately prior to the effective time of the Merger with CytRx, all outstanding principal and accrued interest due from the Company will convert into 375,000 shares of Company common stock for full and complete settlement of the debt instrument.  If the Merger is not consummated by September 30, 2002 the Note shall remain outstanding under its original terms.

On April 10, 2002, the Company came to terms with the lender of the November and December 2000 notes, whereby immediately prior to the effective time of the Merger with CytRx Corporation, all outstanding principal and accrued interest due from the Company will convert into 817,308 shares of Company common stock, subject to the provisions in the following paragraph.  If the Merger is not consummated by September 30, 2002, or if the Merger is abandoned, the Company will issue the holder a new promissory note which will be due and payable two years from the date of the new note or upon the receipt of any financing or proceeds from the sale of any assets of GGC.  Additionally, the lender will receive 150,000 shares of Company common stock regardless if the Merger occurs.

Commencing in April 2002, the Company began the process of raising additional funds.  The Company intends to obtain approximately $675,000 of financing which is earmarked to repay the November and December 2000 and April 2001 notes.  Although the lenders have agreed to convert their respective notes to Company common stock, it is their desire to receive cash in lieu of equity for a portion, if not all, of their notes.  The shares of Company common stock were offered at $.50 per share, all proceeds from the issuance will be placed in escrow until immediately prior to the effective time of the Merger with CytRx.  At that time, the funds will be used to payoff the debt and accrued interest, with the investors participating in the offering issued Company common stock.  If the Merger is not consummated, the proceeds from the offering will be returned to the participating investors.